Exhibit 10.2

January 26, 2011
Michael P. Russon
SKYLINE OIL, LLC
1517 N. Grove Drive
Alpine, Utah 84004

Re:  Moroni Prospect, Sanpete County, Utah

Dear Mike:

This letter will serve to confirm our understanding and agreement between Freedom Oil & Gas, Inc. (“FREEDOM”), and Skyline Oil, LLC (“SKYLINE”) to participate in the Moroni Prospect and Well upon the following terms and conditions:

1.  Subject Lands:  The lands subject to this agreement shall be certain oil and gas leases located in T15S, R3E, SLM, Sanpete County, Utah, hereinafter referred to as the “Subject Lands”, and more particularly described in Exhibit “A” attached hereto.  SKYLINE currently owns approximately 1,000 gross acres (500 net acres) of oil & gas rights and leases within the Subject Lands.  SKYLINE represents, but does not warrant, that it owns oil and gas rights and leases (the “Leases”) covering portions of the Subject Lands.

2. Area of Mutual Interest:  The parties agree to an Area of Mutual Interest covering all of T15S, R3E, Sanpete County, Utah (the “AMI”).   The Parties shall not compete for oil and leases or drilling within the AMI during the term of this Agreement and the term of the joint operating agreement contemplated hereby.

3.  Participation:  In exchange for the payment of $20,000 cash, SKYLINE shall assign and convey to FREEDOM a twenty percent (20.0%) of 8/8ths working and leasehold interest in the Leases and Subject Lands owned by Skyline.  SKYLINE shall continue to use its best efforts to acquire additional leases with the Subject Lands.  FREEDOM shall be responsible to pay its share of leasing costs for future leases acquired by SKYLINE within the AMI.

4.  Net Revenue Interest:  SKYLINE shall deliver the leases to FREEDOM with a net revenue interest (NRI) of eighty percent (80.0%).  In no event shall SKYLINE deliver a net revenue interest of less than eighty percent (80.0%) of 8/8ths of all hydrocarbons produced from and/or allocated to the Leases and lands included in the assignments.  In the event the sum of landowner royalties, overriding royalties, production payments or similar burdens on production as of the effective date exceeds twenty percent (20.0%) of 8/8ths, then SKYLINE’s (and assigns) reserved overriding royalties shall be reduced proportionately to a percentage interest sufficient to deliver eighty percent (80.0%) net revenue interest provided for herein.

5. Science Data:  The Parties agree to share any and all seismic data, gravity data, geochemistry data, cross sections, or other scientific data relating to the subject lands, together with any interpretations of such data, in their possession or control as of the date hereof or subsequently obtained, subject only to the conditions of any third party license agreements.

6. Moroni Well:  Cimarron Energy Corporation (“Cimarron”) currently owns the well bore known as the Hansen Oil Corporation #1AXZH Moroni well, SENW of Section 14, T15S, R3E, SLM, Sanpete County, Utah (the “Moroni Well”).  FREEDOM shall use its best efforts to acquire the Moroni Well from Cimarron for cash, debt, or stock.  It is contemplated that any such acquisition agreement will have a 90-120 day testing period.  Should such tests prove positive, and should FREEDOM acquire the Moroni Well, and thereby assume plugging liabilities, FREEDOM and SKYLINE agree that the allocation of any and all production or revenues and all costs associated with the acquisition and operations of such well (other than plugging liabilities), including any reworks, recompletions, or horizontal or lateral drilling, shall be shared equally (50-50) between FREEDOM and SKYLINE.  FREEDOM shall also earn a 50.0% working interest in all offset drilling locations within a 320-acre spacing unit, comprised of the N/2 of section 14, that includes the Moroni Well.

7.  Joint Operating Agreement.  The Parties shall negotiate in good faith and enter into a Joint Operating Agreement (JOA) covering their working relationship with respect to the Moroni Well, Leases and Subject Lands. Operations shall be governed by a standard industry joint operating agreement (AAPL form 1989-03), with a 300% non-consent penalty, and operating fees consistent with the industry, with an Operator to be mutually agreed upon.

IN WITNESS WHEREOF the parties hereto accept and agree to the terms and conditions of the foregoing Letter Agreement as of the date first set forth above.  This Letter Agreement may be executed in multiple counterparts, all of which shall constitute the same agreement, and shall become effective as of the date first written above upon receipt by each party of a copy of this page executed by the other party, including a facsimile.

SKYLINE OIL & GAS, LLC

By:	/s/ Michael P. Russon
Michael P. Russon, Managing Member

FREEDOM OIL & GAS, INC.

By:	/s/ J. David Gowdy
J. David Gowdy, President/CEO